EXHIBIT 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Pharmacia & Upjohn, Inc. and Subsidiaries
     Quarterly Report on Form 10-Q

We are aware that our report dated October 30, 1997 on our review of interim financial information of Pharmacia & Upjohn, Inc. and Subsidiaries for the three-month and nine-month periods ended September 30, 1997 and 1996 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's prospectus on Form S-8 Registration Statement (No. 033-63903) and the prospectus on Form S-8 Registration Statement (No. 333-03109). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                                    Coopers & Lybrand L.L.P.


Chicago, Illinois
November 12, 1997